UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 18, 2012

Immediatek, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-26073	86-0881193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 Airport Freeway, Suite 200
Bedford, Texas	76021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(888) 661-6565

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 18, 2012, Deborah A. Bastian has been terminated from the position of Vice President and Chief Financial Officer of Immediatek, Inc., or Immediatek and its subsidiaries.

The board of directors of Immediatek appointed Timothy McCrory as Vice President and Chief Financial Officer of Immediatek on May 22, 2012

 Mr. McCrory is 48 years of age and is a Certified Public Accountant.  Since September of 2010 he has held the position of Vice President of Finance for Total Sleep Holdings, Inc., a sleep disorder diagnostic and treatment company.  Prior to that, beginning in July, 2009, he was the Chief Financial Officer of The Hospital at Craig Ranch, an acute care surgical hospital.  Prior to that, and beginning in May 2007, he was the Corporate Controller for Cirrus Health, LLC, a healthcare holding company, and Direct Path, LLC, a cable/broadband provider and construction company.  These entities have each been portfolio companies of MCG Capital Corp, Cirrus Health, LLC and Hicks Holding, LLC, and ranged in size from a valuation of approximately $20 million to $120 million.  In this prior experience, Mr. McCrory’s responsibilities included compliance with debt compliance reporting, implementation of enhanced procedures and systems to drive value and other responsibilities regarding various aspects of financial reporting and compliance.  Immediatek believes that this prior experience and these qualifications, attributes and skills are indicators of Mr. McCrory’s professional competence.

Mr. McCrory is currently employed on an at-will basis by our wholly-owned subsidiary, Officeware Corporation.  His annual salary is anticipated to be approximately $130,000 per year and he is eligible to participate in the benefits that are generally offered to employees of Officeware Corporation.

Section 9 – Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.
Not applicable.
(b)	Pro forma financial information.
Not applicable.
(c)	Shell company transactions.
Not applicable.
(d)	Exhibits.
Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immediatek, Inc.,
a Nevada corporation

Date: May 23, 2012	By:	/s/ Timothy M. Rice
Name: Timothy M. Rice
Title: President